CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

 (513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Announces Board Actions

• Named slate of nominees, including new candidate, for election by shareholders on April 23

• Affirmed Codes of Conduct and Ethics, Committee Charters and Governance Guidelines

Cincinnati, February 7, 2005—Cincinnati Financial Corporation (Nasdaq:CINF)—The Cincinnati Financial board of directors, at its regular meeting on February 5, 2005, named a slate of nominees for election at the company’s annual meeting of shareholders on April 23, 2005. Directors standing for re-election for three-year terms to expire in 2008 are: Kenneth C. Lichtendahl, W. Rodney McMullen, Thomas R. Schiff and Larry R. Webb, CPCU. New candidate John F. Steele, Jr. will round out the slate. As previously announced, Frank J. Schultheis, a current director, will not stand for re-election.

Steele, 51, is chairman and chief executive officer of Hilltop Basic Resources, Inc. Hilltop is a third-generation, family-owned aggregates and ready-mix concrete supplier to the construction industry, focusing on core markets in Cincinnati, Northern Kentucky and areas along the Ohio River and its tributaries. He also is a director of William Powell Co., an industrial valve manufacturer, and of the National Stone, Sand & Gravel Association.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “Like many of our independent agent customers and their clientele, John has experience leading a family business as it evolves to meet new customer needs, balancing growth and profitability. His addition will strengthen our board of directors, supporting our shared goal to create value for shareholders by serving our independent agent customers and their clients.”

In other actions, the board approved the code of ethics for senior financial officers, the code of conduct for all company associates, board committee charters and corporate governance guidelines, which are reviewed annually by the nominating committee as stipulated in the governance guidelines.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company’s Web site at www.cinfin.com.

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